Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Application for Conversion on Form AC, as amended, of LaPorte Savings Bank, MHC filed with the Federal Reserve Bank and in this Amendment No. 1 to the Registration Statement on Form S-1 of LaPorte Bancorp, Inc. filed with the Securities and Exchange Commission, of our report dated March 27, 2012 on the consolidated financial statements of LaPorte Bancorp, Inc. as of and for the years ended December 31, 2011 and 2010.

We also consent to the reference to our firm under the headings “Experts” in the prospectus and Form AC.

Crowe Horwath LLP

South Bend, Indiana

July 25, 2012